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                                                                   EXHIBIT 23(a)


                              ACCOUNTANTS' CONSENT

We consent to the use herein of our report dated March 16, 2001, on the statements of financial condition of Ceres Fund, L.P. (a Tennessee Limited Partnership) as of December 31, 2000 and 1999, and summary of net asset values as of December 31, 2000, 1999 and 1998, and the related statements of operations, changes in partners' capital and cash flows for each of the years in the three-year period ended December 31, 2000 and the reference to our Firm under the heading "Experts" in the Prospectus.



KPMG LLP


Memphis, Tennessee
August 22, 2001